EXHIBIT 99.1

NEWS RELEASE

For Release on November 7, 2012	Contact: Frank Romejko
4:00 PM (ET) (925) 302-1014	Vice President of Finance / Interim Chief Financial Officer

Giga-tronics Reports Second Quarter FY 2013 Results

San Ramon, CA – November 7, 2012 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $1,064,000 or $0.21 per fully diluted share for the quarter ended September 29, 2012.  This compares with a net loss of $665,000 or $0.13 per fully diluted share for the comparable period a year ago. Net sales decreased 17% to $3,405,000 in the second quarter of fiscal 2013 compared to $4,086,000 in the second quarter of fiscal 2012. Gross margin decreased by $249,000 over the same quarter last year. Operating expenses increased 7% or $148,000 in the second quarter of fiscal 2013 over fiscal 2012 primarily due to a $412,000 (or 65%) increase in product development expenses to more aggressively invest in new instrument products and expenses associated with a previously announced restructuring totaling $92,000. Orders increased 55% in the second quarter of fiscal 2013 to $3,818,000 from $2,465,000 for the second quarter of fiscal 2012. The increase in orders is primarily related to orders received from the U.S. government and from prime contractors.

Net loss for the six month period ended September 29, 2012 was $1,771,000 or $0.35 per fully diluted share. This compares with a net loss of $1,339,000 or $0.27 per fully diluted share for the comparable period a year ago. Net sales decreased 2% to $7,463,000 in the first half of fiscal 2013 compared to $7,583,000 in the first half of fiscal 2012. Gross margin decreased by $62,000 over the comparable period last year. Operating expenses increased 9% or $369,000 in the first half of fiscal 2013 over fiscal 2012 primarily due to a $665,000 increase (or 51%) in product development expenses to more aggressively invest in new instrument products and expenses associated with a restructuring totaling $184,000. Orders increased 56% in the first half of fiscal 2013 to $12,498,000 from $8,013,000 for the first half of fiscal 2012. The increase in orders is primarily related to orders received from the U.S. government and from prime contractors.

Backlog at September 29, 2012 was $8.9 million (approximately $7.1 million shippable within one year) as compared to $4.1 million (approximately $2.9 million shippable within one year) at September 24, 2011.

Cash and cash equivalents at September 29, 2012 were $2,096,000 compared to $1,436,000 as of June 30, 2012 and $2,365,000 at March 31, 2012.

Mr. John Regazzi, the Company’s CEO stated, “The higher operating loss for the first six months of FY2013 as compared to the first half of fiscal 2012 is directly related to the investments we’re making in R&D and in restructuring and consolidation of our Santa Rosa operations to San Ramon, which is scheduled for completion in May of 2013. Nearly half of the reported operating loss is due to these expenses which we believe are necessary in order to position the Company to achieve future revenue growth and profitability”.

Mr. Regazzi continued, “The balance of the reported loss for the first half is the result of insufficient sales volume relative to our fixed infrastructure. As previously reported, Giga-tronics is confronting this problem by building an improved sales organization and sales channel under the leadership of the Company’s new VP of Sales. Although sales remained essentially flat for the first six months of this fiscal year as compared to the first half of last year, I see the potential for measurable upside in the next several quarters as the changes being made in the sales organization for North America and in expanding our reach internationally take effect.”

Mr. Regazzi concluded, “I believe the benefits of these changes will first be seen in net sales with anticipated revenue growth in the immediate quarters ahead then with improved gross margins following the relocation of the Microsource division. Lastly, I anticipate Giga-tronics will return to profitability following the introduction of the new microwave product in the first quarter of fiscal 2014.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (855) 410-0553 or (646) 583-7389 and enter PIN Code 905755#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of November 7, 2012 only.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog, shipments, revenue growth, and improved gross margins. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	September 29, 2012	March 31, 2012
Assets
Current assets:
Cash and cash-equivalents	$2,096	$2,365
Trade accounts receivable, net of allowance of $115 and $96, respectively	2,408	1,270
Inventories, net	4,343	4,700
Prepaid expenses and other current assets	439	328
Total current assets	9,286	8,663

Property and equipment, net	759	611
Other assets	-	16
Total assets	$10,045	$9,290

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$915	$613
Accrued commission	72	129
Accrued payroll and benefits	849	739
Accrued warranty	156	210
Deferred revenue	1,976	7
Deferred rent	70	59
Capital lease obligations	73	20
Other current liabilities	315	318
Total current liabilities	4,426	2,095
Long term obligations - deferred rent	390	433
Long term obligations - capital lease	122	15
Total liabilities	4,938	2,543
Commitments
Shareholders' equity:
Preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at September 29, 2012 and March 31, 2012 issued and outstanding
Series B - designated 10,000 shares; 9,997 shares at September 29, 2012 and 0 shares at March 31, 2012 issued and outstanding; (liquidation preference of $2,309)	1,997	1,997
Common stock of no par value; Authorized - 40,000,000 shares; 5,029,747 shares at September 29, 2012and March 31, 2012 issued and outstanding	14,953	14,822
Accumulated deficit	(11,843)	(10,072)
Total shareholders' equity	5,107	6,747
Total liabilities and shareholders' equity	$10,045	$9,290

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Six Months Ended
	September 29,	September 24,	September 29,	September 24,
(In thousands except per share data)	2012	2011	2012	2011
Net sales	$3,405	$4,086	$7,463	$7,583
Cost of sales	2,122	2,554	4,550	4,608
Gross margin	1,283	1,532	2,913	2,975

Engineering	1,047	635	1,980	1,315
Selling, general and administrative	1,206	1,562	2,516	2,996
Restructuring	92	-	184	-
Total operating expenses	2,345	2,197	4,680	4,311

Operating loss	(1,062)	(665)	(1,767)	(1,336)

Interest expense, net	(2)	(1)	(2)	(1)
Loss before income taxes	(1,064)	(666)	(1,769)	(1,337)
(Benefit) provision for income taxes	-	(1)	2	2
Net loss	$(1,064)	$(665)	$(1,771)	$(1,339)

Loss earnings per share – basic	$(0.21)	$(0.13)	$(0.35)	$(0.27)
Loss earnings per share – diluted	$(0.21)	$(0.13)	$(0.35)	$(0.27)

Weighted average shares used in per share calculation:
Basic	5,029	5,006	5,029	5,000
Diluted	5,029	5,006	5,029	5,000